EX-99.B-77Q1

SUB-ITEM 77Q1(a)-8: AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST OF IVY FUNDS:

                                    IVY FUND

                Amendment to the Amended and Restated Agreement
                      and Declaration of Trust of Ivy Fund

     We, the undersigned, being at least a majority of the Trustees of Ivy Fund (the "Trust"), a voluntary association created under and Agreement and Declaration of Trust dated December 21, 1983, as amended and restated December 10, 1992, a copy of which document is on file in the office of the Secretary of the Commonwealth of Massachusetts, do hereby amend said Amended and Restated Agreement and Declaration of Trust as follows:

     Article I, Section 1 of said Amended and Restated Agreement and Declaration of Trust is hereby amended to read in its entirety as follows:

Name

     Section 1. This Trust shall be known as "Ivy Funds," and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

     WITNESS our hands this 23rd day of July, 2003.

/s/Jarold W. Boettcher               /s/Eleanor B. Schwartz
-----------------------              --------------------------
Jarold W. Boettcher, as Trustee      Eleanor B. Schwartz, as Trustee

/s/James D. Gressett                 /s/Michael G. Smith
----------------------               -----------------------
James D. Gressett, as Trustee        Michael G. Smith, as Trustee

/s/Joseph Harroz, Jr.                /s/Edward M. Tighe
-----------------------              ---------------------
Joseph Harroz, Jr., as Trustee       Edward M. Tighe, as Trustee

/s/Henry J. Herrmann                 /s/Keith A. Tucker
---------------------                -----------------------
Henry J. Herrmann, as Trustee        Keith A. Tucker, as Trustee

/s/Glendon E. Johnson, Jr.
---------------------------
Glendon E. Johnson, Jr., as Trustee